Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 22, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Diamondback Energy, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Diamondback Energy, Inc. on Forms S-3ASR (File No. 333-214892, effective December 2, 2016), (File No. 333-218346, effective May 30, 2017), (File No. 333-228584, effective November 29, 2018) and on Forms S-8 (File No. 333-188552, effective May 13, 2013), (File No. 333-215798, effective January 27, 2017) and (File No. 333-228637, effective November 30, 2018).

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
February 22, 2019